UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

PhaseRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37772	20-4690620
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Harrison Street, Suite 300 Seattle, Washington	98119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 805-6300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2016 (the “Effective Date”), Richard J. Ulevitch, Ph.D. submitted his resignation as a member of the board of directors of PhaseRx, Inc. (the “Company”), which resignation became effective immediately. Dr. Ulevitch’s resignation was not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, or any other matter.

On the Effective Date, the board of directors of the Company appointed Peggy V. Phillips as a director, effective as of the Effective Date, to serve for a term expiring at the next annual meeting of the Company’s stockholders or until her successor is duly elected and qualified, or her earlier death, resignation or removal. In addition, Ms. Phillips was appointed to serve as a member of the compensation committee and the nominating and corporate governance committee of the board of directors.

Ms. Phillips, age 62, has been a member of the board of directors of Dynavax Technologies Corp. since 2006. Ms. Phillips served on the board of directors of Tekmira Pharmaceuticals from February 2014 to March 2015. Ms. Phillips served on the board of directors of Portola Pharmaceuticals, a biopharmaceutical company, from 2006 to 2013. From 2003 until 2011, Ms. Phillips served on the board of the Naval Academy Foundation. From 1996 until 2002, she served on the board of directors of Immunex Corporation, a biotechnology company, and, from 1999, she served as the chief operating officer until the company was acquired by Amgen in 2002. During her career at Immunex Corporation, Ms. Phillips held positions of increasing responsibility in research, development, manufacturing, sales and marketing. As Senior Vice President for Pharmaceutical Development and General Manager for Enbrel® from 1994 until 1998, she was responsible for clinical development and regulatory affairs as well as the launch, sales and marketing of the product. Prior to joining Immunex Corporation, Ms. Phillips worked at Miles Laboratories. The board of directors believes that Ms. Phillips provides significant experience in development and commercialization of biotechnology products. Her background and experience with larger, complex organizations provides significant operational and strategic insights in assessing the strategy of the Company. Ms. Phillips holds a B.S. and a M.S. in microbiology from the University of Idaho.

In connection with her appointment, on the Effective Date, Ms. Phillips was granted a stock option to purchase 28,203 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) with (i) an exercise price equal to the volume weighted average selling price per share of Common Stock on the NASDAQ Capital Market during the ten (10) trading day period immediately prior to the grant date, (ii) a term of ten years and (iii) one forty-eighth (1/48) of the total stock options vesting on the one-month anniversary of the date of grant and an additional one forty-eighth (1/48) of the total stock options vesting on each monthly anniversary of the date of grant thereafter, provided that Ms. Phillips is providing services to the Company through the applicable vesting dates (collectively, the “Phillips Option Grant”). The Phillips Option Grant is subject to the terms and conditions of the PhaseRx, Inc. 2016 Long-Term Incentive Plan and the Company’s standard form of stock option agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PhaseRx, Inc.

Date: August 24, 2016	By:	/s/ Robert W. Overell
Robert W. Overell, Ph.D.
Chief Executive Officer